UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the Annual Period Ended December 31, 2025

NORHART INVEST LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-12163

Minnesota	92-1969059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1081 4th St SW, Suite 400, Forest Lake, MN 55025

(Address of principal executive offices)

(651) 689-4830

Registrant’s telephone number, including area code

PROMISSORY NOTES

(Title of Each Class of Securities Issued Pursuant to Regulation A)

NORHART INVEST LLC
FORM 1-K
Fiscal Year Ended

December 31, 2025

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report of Norhart Invest LLC, a Minnesota limited liability company (the “Company”), contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in our Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023 (the “Offering Circular”) under the caption “RISK FACTORS” and which are incorporated herein by reference to the Offering Circular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Annual Report and in the Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this Annual Report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

ITEM 1. BUSINESS

We incorporate by reference the section titled “About Norhart” in the Offering Circular. Please see this filing on EDGAR.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this Annual Report. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the Offering Circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company maintains and operates an online investment platform (the “Norhart Invest Platform” or the “Platform”) available through the Company’s website (www.norhart.com/invest) for use by Norhart to build and manage real estate. We expect to invest proceeds from the sale of Promissory Notes (also referred to herein as “notes payable”) in this offering primarily into real estate and real estate related investments offered by Norhart, including, but not limited to, investments to finance the development, construction, and management of real estate and related projects. Prior to investment in such investments, the Company may invest offering proceeds in other, lower-risk investments, such as government bonds. Offering proceeds may also be used for general working capital of the Company, including for payment of the costs of this offering. The Company retains final discretion over the use of the proceeds. Repayment of the Promissory Notes is not dependent upon any particular underlying investment by the Company and will be general obligations of the Company.

We incorporate by reference the section titled “Company Overview” in the Offering Circular. Please see this filing on EDGAR.

Operating Results

Summary Financial Information

The statement of operations data for Norhart Invest LLC set forth below with respect to the years ended December 31, 2025 and 2024, is derived from, and is qualified by reference to, the financial statements included with this Annual Report at Item 7 and should be read in conjunction with those financial statements and the notes thereto.

	Year Ended December 31, 2025	Year Ended December 31, 2024
Investment Income	$326,814	$174,656
Total Income	326,814	174,656
Operating expenses:
General and administrative	85,725	83,047
Legal and Professional Fees	89,842	114,189
Payroll	33,043	358,558
Marketing	25,970	513,613
Total operating expenses	234,580	1,069,407

Income (loss) from operations	92,234	(894,751)
Other expense	-	65,746
Interest Expense	151,779	157,931
Total non-operating expenses	151,779	223,677
Net loss	$(59,545)	$(1,118,428)

The Company’s audited financial statements for the years ended December 31, 2025 and 2024 include a going concern note from its auditors as a result of the Company’s limited revenue during the period covered by the financial statements, the fact that the Company generated a net loss during the period covered by the financial statements, and the Company’s issuance, at least in part, of certain Promissory Notes with maturity dates within one year of issuance.

As of December 31, 2025, and 2024, the Company had an outstanding principal balance of $1,597,900 and $1,738,023 of Promissory Notes payable, respectively, with varying terms and interest rates. The interest rates on these notes range from 7.6% to 10.0%.

The Company generated a net loss of $59,545 for the year ended December 31, 2025, and a net loss of $1,118,428 for the year ended December 31, 2024.

In light of these matters, the Company’s ability to continue as a going concern is dependent upon the Company’s ability to increase operations and achieve a level of profitability. Since inception, the Company has financed its operations through capital contributions from the Company’s owners and sales of Promissory Notes. The Company intends to continue financing its future activities and working capital needs largely through sales of Promissory Notes to investors and, potentially, through other private financing arrangements until such time as funds provided by operations are sufficient to fund the Company’s working capital requirements. However, management is considering prepaying its debt securities and winding down the offering in the foreseeable future. The failure to obtain sufficient debt and/or equity financing and to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business plans and continue as a going concern.

Liquidity and Capital Resources

The financial statements included in this Annual Report have been prepared assuming that the Company will continue as a going concern.

Since the Company’s inception, we have been raising capital primarily through the issuance of Promissory Notes and we intend to continue raising capital through issuing additional Promissory Notes. Management is considering prepaying its debt securities and winding down the offering in the foreseeable future. The Company is dependent upon raising additional capital to fund our current operating and investment plans for the foreseeable future. Failure to obtain sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve business objectives and continue as a going concern. Further, there can be no assurance as to the availability or terms upon which the required financing and capital might be available.

Our net cash flow from operating activities for the year ended December 31, 2025 was negative at ($128,706), and for the year ended December 31, 2024, was negative at ($1,199,023).

We used net cash in financing activities of $39,580 and received net cash from financing activities of $2,945,720, for the years ended December 31, 2025 and 2024, respectively. The net cash used in financing activities during the year ended December 31, 2025 was derived primarily from (i) $39,580 in net repayments on notes payable and (ii) $0 in cash contributions by the Company’s members. The net cash received from financing activities during the year ended December 31, 2024 was derived primarily from (i) $1,195,720 in net proceeds from the issuance of the Promissory Notes to investors through the Platform and (ii) $1,750,000 in cash contributions by the Company’s members.

Trends and Key Factors Affecting Our Performance

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Company’s assets, our ability to acquire, develop, operate and manage real estate assets and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

●	Increases in interest rates may have a negative effect on results of operations of our real estate assets; and

●	The continuing increase in prices in the United States real estate market may result in difficulties in sourcing properties in which to invest the proceeds of our offering.

ITEM 3. DIRECTORS AND OFFICERS

We incorporate by reference the section titled “Management” in the Offering Circular. Please see this filing on EDGAR.

Compensation of the Norhart, Inc. executive officers (who will, in turn, be providing services to Norhart Invest LLC in their respective capacities as officers of Norhart, Inc.) for the year ended December 31, 2025, are as follows:

Summary Compensation Table

Name and principal position	Year	Cash Compensation ($)	Other Compensation Total ($)
Marie Dickover, CDO	2025	$125,784.96	-
Michael Kaeding, CEO	2025	$172,594.54	-
Tim Libertini, CFO	2025	$192,350.42	-

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

We incorporate by reference the section titled “Security Ownership of Management and Certain Securityholders” in the Offering Circular. Please see this filing on EDGAR.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Michael S. and Alyssa C. Kaeding are the sole members of the Company, and also own all of the membership interests in Norhart Properties LLC, a Minnesota limited liability company (“Norhart Properties”). Norhart Properties is an affiliate of the Company and the holder of one hundred percent (100%) of the common units of membership interest in Gateway Green Townhomes LLC, a Minnesota limited liability company (“Gateway Green Townhomes”). Norhart Properties also serves as the sole initial manager of Gateway Green Townhomes. On December 8, 2023, the Company agreed to contribute $1,000,000 to Gateway Green Townhomes in exchange for one hundred percent (100%) of the preferred units of membership interest in Gateway Green Townhomes.

Also, Norhart Properties is an affiliate of the Company and the holder of one hundred percent (100%) of the common units of membership interest in Encore Apartments LLC, a Minnesota limited liability company (“Encore Apartments”). Norhart Properties also serves as the sole initial manager of Encore Apartments. On January 17, 2025, the Company agreed to contribute $1,275,000 to Encore Apartments LLC, a Minnesota limited liability company related to the Company through common ownership (“Encore Apartments”), in exchange for one hundred percent (100%) of the preferred units of membership interest in Encore Apartments.

We incorporate by reference the information regarding the Company’s purchase of the Preferred Units, and the rights, preferences, limitations and obligations of the Preferred Units, contained in our Current Report on Form 1-U dated December 14, 2023. Please see this filing on EDGAR.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

Norhart Invest LLC

FINANCIAL STATEMENTS

As of and for the years ended December 31, 2025 and 2024

AND REPORT OF INDEPENDENT AUDITOR

Norhart Invest LLC

Report of Independent Auditor

To the Board of Directors
Norhart Invest LLC

Forest Lake, Minnesota

Opinion

We have audited the accompanying financial statements of Norhart Invest, LLC (the “Company”), which comprise the balance sheets as of December 31, 2025 and 2024, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company continues to operate at a significant net loss and has note payables maturing within one year from the date the financial statements are available to be issued with insufficient liquidity on hand to repay the notes. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Cherry Bekaert LLP

Richmond, Virginia
April 24, 2026

BALANCE SHEETS

December 31, 2025 and 2024

(USD $ in Dollars)

	2025	2024
ASSETS Current Assets:
Cash & cash equivalents	$219,280	$1,662,566
Prepaid expenses	23,333	23,333
Total current assets	$242,613	$1,685,899
Investment in Gateway Green Townhomes, at cost	1,000,000	1,000,000
Investment in Encore Apartments, at cost	1,275,000	-
Accrued investment income	224,194	70,505
Total assets	$2,741,807	$2,756,404
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable, accrued expenses and due to others	$51,315	$8,404
Related party payable	103,026	61,409
Due to investors	230,662	172,131
Notes payable and accrued interest, current portion	806,425	1,232,916
Total current liabilities	$1,191,428	$1,474,860
Notes payable and accrued interest, net of current portion	932,129	603,749
Total liabilities	$2,123,557	$2,078,609
MEMBERS’ EQUITY
Members’ contributions	$3,156,847	$3,156,847
Accumulated deficit	(2,538,597)	(2,479,052)
Total members’ equity	$618,250	$677,795
Total liabilities and members’ equity	$2,741,807	$2,756,404

See accompanying notes to financial statements.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2025 and 2024

(USD $ in Dollars)

	2025	2024
Income
Investment income	$326,814	$174,656
Total Income	326,814	174,656
Operating expenses
General and administrative	85,725	83,047
Legal and professional fees	89,842	114,189
Payroll	33,043	358,558
Marketing	25,970	513,613
Total operating expenses	234,580	1,069,407
Income (loss) from operations	92,234	(894,751)
Non-operating expenses
Other expense	-	65,746
Interest expense	151,779	157,931
Total non-operating expenses	151,779	223,677
Net loss	$(59,545)	$(1,118,428)

See accompanying notes to financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(USD $ in Dollars)

	Members’ Contributions	Accumulated Deficit	Members’ Equity
Balance — December 31, 2023	$1,406,847	$(1,360,624)	$46,223
Members’ contributions	1,750,000	-	1,750,000
Net loss	-	(1,118,428)	(1,118,428)
Balance — December 31, 2024	$3,156,847	$(2,479,052)	$677,795
Net loss	-	(59,545)	(59,545)
Balance — December 31, 2025	$3,156,847	$(2,538,597)	$618,250

See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2025 and 2024

(USD $ in Dollars)

	2025	2024
CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(59,545)	$(1,118,428)
Adjustments to reconcile net loss to net cash from operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	-	(23,333)
Accrued investment income	(153,689)	(64,960)
Related party payable	41,617	61,409
Accounts payable, accrued expenses and due to others	42,911	(53,711)
Net cash used in operating activities	$(128,706)	$(1,199,023)
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of investment	$(1,275,000)	$(272,722)
Net cash used in investing activities	$(1,275,000)	$(272,722)
CASH FLOW FROM FINANCING ACTIVITIES
Net (repayments) proceeds from notes payable	$(39,580)	$1,195,720
Contributions from members	-	1,750,000
Net cash (used in) provided by financing activities	$(39,580)	$2,945,720
Change in cash	$(1,443,286)	$1,473,975
Cash—beginning of year	1,662,566	188,591
Cash—end of year	$219,280	$1,662,566
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$110,140	$63,865

See accompanying notes to financial statements.

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2024

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Description of Business

Norhart Invest LLC (“Norhart Invest” or the “Company”) is a Minnesota limited liability company that raises capital to make investments into certain real estate and real estate related investments. Norhart Invest raises capital by issuing Promissory Notes (also referred to herein as “notes payable”). The maximum targeted raise in any 12-month period is $75,000,000 aggregate original principal amount of Promissory Notes. The Promissory Notes are issued at par in $0.01 increments, with a minimum original principal balance requirement of $2,500 per Promissory Note. Each Promissory Note bears an annual interest rate based upon the term to maturity of the Promissory Note, with maturities ranging from 6 months to 60 months and interest rates ranging from 7.60% to 10.0%. The capital raised from Promissory Note issuances will primarily be used to fund the acquisition of investments offered by Norhart Invest, including, but not limited to, equity and preferred equity investments in the development, construction and management of real estate and related projects. Norhart Invest’s goal is to continually expand and replenish the portfolio of investments owned by the Company. For purposes hereof, “Norhart” refers to the larger affiliated organization that includes Norhart Inc., a Minnesota corporation, Norhart Properties LLC, a Minnesota limited liability company, and their subsidiaries and related companies, each of which is affiliated with the Company.

The Promissory Notes will be secured by the assets of the Company, which consist primarily of the portfolio of investments offered by Norhart Properties LLC. Investments offered by Norhart Properties LLC are expected to primarily include, but are not limited to, preferred equity investments in multifamily real estate new construction. Other investments made by Norhart Invest will include investments such as government bonds, which Norhart Invest believes to be lower-risk relative to its real estate and real estate related investments.

Norhart Inc. designs, builds, and manages real estate. Norhart Inc. is vertically integrated and owns most of the components of production, from the manufacturing of wall panels and precast beams to the plumbing and electrical trades to management team leasing properties to the end customer. Norhart Inc. is expected to be engaged in the construction, design, and management of the multifamily real estate construction and other development assets in which the Company expects to invest.

b)	Basis of Presentation and Liquidity

The Company maintains its accounting records and prepares its financial statements on an accrual basis, which is in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern. The Company has grown its revenue, but still needs to continue its revenue growth. The ultimate success of the Company is dependent on management’s ability to source investments at levels sufficient to generate operating revenues in excess of expenses.

Management evaluated the condition of the Company and has determined that until such revenue levels can be achieved, management will need to secure additional capital to continue growing working capital and fund further development and operations. In addition, as of December 31, 2025, the Company has significant notes payable including accrued interest scheduled to mature within twelve months of the date that these financial statements are available to be issued with insufficient working capital currently on hand to repay the amounts owed upon maturity.

There is substantial doubt that the Company will continue as a going concern for at least one year following the date these financial statements were issued without additional financing.

Management intends to fund operations by capital obtained from the members or from Norhart Invest. Further, management intends to repay the notes payable amounts through new financing arrangements. However, there are no assurances that the Company can be successful in obtaining the additional capital or such financing will be on terms favorable or acceptable to the Company or Norhart Invest.

The financial statements do not include any adjustments that might result from the outcome of the uncertainties described in the financial statements. In addition, the financial statements do not include any adjustments relating to the recoverability and classification of assets nor the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

c)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

d)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity of three months or less, as well as US Treasuries to be cash equivalents. From time to time, the Company could maintain cash deposits in excess of federally insured limits. The Company believes credit risk related to its cash and cash equivalents to be minimal.

e)	Investments

During the period ended December 31, 2023, the Company acquired an aggregate preferred equity investment of $1,000,000 in Gateway Green Townhomes LLC, a Minnesota limited liability company related to the Company through common ownership (“Gateway Green Townhomes”). There is no indication of impairment of investment or gains (loss) due to observable price changes for the years ended December 31, 2025 and 2024.

On January 17, 2025, the Company entered into an agreement with Encore Apartments LLC, a Minnesota limited liability company related to the Company through common ownership (“Encore Apartments”), to contribute to Encore Apartments $1,275,000.00, upon demand, in exchange for one hundred percent (100%) of the preferred units of membership interest in Encore Apartments (the “Preferred Units”). There is no indication of impairment of investment or gains (loss) due to observable price changes for the years ended December 31, 2025.

The company has elected to measure all investments without readily determinable fair values using the measurement alternative in Accounting Standards Update (“ASU”) 2016-01. The investment is carried at cost, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment. The carrying value of the investment is adjusted on the date of an observed transaction. Nonmarketable investments under the measurement alternative are also assessed for impairment. Impairment indicators that are considered include, but are not limited to, (a) a significant deterioration in the earnings performance, credit rating, asset quality or business prospects of the investee, (b) a significant adverse change in the regulatory, economic or technological environment of the investment, (c) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates, and (d) factors that raise significant concerns about investee’s ability to continue as a going concern. When the qualitative assessment indicates that impairment exists, the investment is written down, with impairment recognized in earnings.

f)	Segment Reporting

The Company invests in entities that own, operate, develop and redevelop real estate assets. The Company has aggregated all of its investments into one reportable segment due to their similarities with regard to the nature, location and economics of the properties and operational process. The Company is managed as one reporting unit, rather than multiple reporting units, for internal reporting purposes and for internal decision-making by the Company’s management, including the chief operating decision maker (“CODM”). Therefore, the Company discloses its operating results in a single reportable segment.

g)	Members’ Equity

During the year ended December 31, 2024, the Company received $1,750,000 in the form of cash contribution from its members, The funds were utilized as part of the Company’s investment strategy to manage liquidity and optimize returns.

The Company’s policy is to disclose significant information regarding contributions from its members to enable users of the financial statements to understand the nature and extent of these transactions.

h)	Marketing and Advertising Costs

The Company incurred marketing and advertising costs of $25,970 and $513,613 for the years ended December 31, 2025 and 2024, respectively.

i)	Income Taxes

Under current United States (“U.S.”) income tax laws, the taxable income or loss of a limited liability company is reported in the income tax returns of the members. Accordingly, no provision for U.S. federal or state income taxes is reflected in the accompanying financial statements.

Management has evaluated all tax positions that could have a significant effect on the financial statements and determined the Company had no uncertain income tax positions as of December 31, 2025 or 2024.

NOTE 2: NOTES PAYABLE

As of December 31, 2025 and 2024, the Company had an outstanding principal balance of $1,597,900 and $1,738,023 of notes payable respectively with varying terms and interest rates. The interest rates on these notes range from 7.6% to 10.0%.

As of December 31, 2025 and 2024, accrued interest on the notes was $140,654 and $98,642, respectively. As of December 31, 2025 and 2024, $ 33,618 and $55,283, were included in Notes payable, current portion on the balance sheets, respectively, and $107,036 and $43,359, were included in Notes payable net of current portion on the balance sheets, respectively.

The Company regularly assesses its liquidity position and refinances or repays notes payable as necessary to manage its debt obligations.

Note Payable maturities for each of the five years following December 31, 2025, are as follows:

Years ending December 31,	Notes Payable
2026	$772,807
2027	111,036
2028	209,121
2029	258,454
2030	246,482
$1,597,900

In accordance with Section 2.b of all Promissory Notes issued by the Company, all payments of interest by the Company under each Promissory Note shall accrue during the term of the Promissory Note and shall be payable, in accordance with the applicable Promissory Note at the maturity date of such Promissory Note. Payments will be made by transfer of funds by the Company to the investor’s Promissory Notes Account established on the Company’s website at https://www.norhart.com/invest.

Due to investor balances for each of the prior two years ending December 31, 2025 are as follows:

DECEMBER 31, 2025 AND 2024

(USD $ IN DOLLARS)

	2025	2024
Due to investors	$230,662	$172,131

Due to investor balances account for balances of matured notes plus interest that are readily available for investors to withdraw, but have not yet been withdrawn by such investors. These balances are held by the Company, do not incur interest, and are payable to investors upon withdrawal request through the Company’s website at https://www.norhart.com/invest or, when available, on the smartphone application anticipated to be owned and operated by the Company.

NOTE 3: RELATED PARTIES

As of December 31,

(USD $ in Dollars)

	2025	2024
Investment - Gateway Green Townhomes LLC	$1,000,000	$1,000,000
Investment - Encore Apartments LLC	$1,275,000	$-

As of December 31,

(USD $ in Dollars)

	2025	2024
Related Party Payable - Norhart Architecture LLC	$2,376	$2,376
Related Party Payable - Norhart Innovations LLC	62,351	36,214
Related Party Payable - Norhart, Inc	38,299	22,819
Total Related Party Payable	$103,026	$61,409

On December 8, 2023, the Company entered into an agreement with Gateway Green Townhomes to contribute to Gateway Green Townhomes $1,000,000, upon demand (the “Commitment”), in exchange for one hundred percent (100%) of the preferred units of membership interest in Gateway Green Townhomes (the “Preferred Units”). As of such date, the Company contributed $410,000 of cash and was deemed to have made an additional non-cash equity contribution of a real estate investment with a fair market value of $317,278 on behalf of the members of the Company, resulting in an aggregate contribution as of such date of $727,278, and a remaining $272,722 payable upon demand, paid on May 2, 2024.

The terms of the Gateway Green Operating Agreement provide that the dollar amount of capital contributed from time to time by the Company, in its capacity as a holder of Preferred Units, to Gateway Green Townhomes, to the extent such capital has not been returned in accordance with the Gateway Green Operating Agreement, will accrue, from the time of contribution of such capital until the return of such capital, at a return rate equal to thirteen percent (13%) per annum, compounded annually (the “Preferred Return”). Of the aggregate Preferred Return, seven percent (7%) is designated as “Current Pay Preferred Return,” which is intended to be paid on a monthly basis, and which must in any event be distributed in full before any distributions may be made to the common member. The remaining portion of the Preferred Return is expected to accrue and remain unpaid until the earlier of (i) the occurrence of a “capital event,” as determined by the manager in its sole discretion, or (ii) April 20, 2030, which is designated under the Gateway Green Operating Agreement as the “Target Redemption Date” of the Preferred Units.

On January 17, 2025 the Company entered into an agreement with Encore Apartments to contribute to Encore Apartments $1,275,000, upon demand (the “Commitment”), in exchange for one hundred percent (100%) of the preferred units of membership interest in Encore Apartments (the “Preferred Units”). As of such date, the Company contributed $1,275,000 of cash, this contribution was for the entire agreed upon amount.

The terms of the Encore Apartments Operating Agreement provide that the dollar amount of capital contributed from time to time by the Company, in its capacity as a holder of Preferred Units, to Encore Apartments, to the extent such capital has not been returned in accordance with the Encore Apartments Operating Agreement, will accrue, from the time of contribution of such capital until the return of such capital, at a return rate equal to thirteen percent (13%) per annum, compounded annually (the “Preferred Return”). Of the aggregate Preferred Return, seven percent (7%) is designated as “Current Pay Preferred Return,” which is intended to be paid on a monthly basis, and which must in any event be distributed in full before any distributions may be made to the common member. The remaining portion of the Preferred Return is expected to accrue and remain unpaid until the earlier of (i) the occurrence of a “capital event,” as determined by the manager in its sole discretion, or (ii) April 20, 2030, which is designated under the Encore Apartments Operating Agreement as the “Target Redemption Date” of the Preferred Units.

As of December 31, 2025 and 2024, the Company was owed unpaid Preferred Return of $224,194 and $70,505, respectively, which has been included as accrued investment income on the accompanying balance sheets.

In relation to the capital contribution mentioned in note 3, the Company has assessed its relationship with Gateway Green Townhomes and Encore Apartments to determine whether Gateway Green Townhomes and Encore Apartments meets the criteria to be considered a Variable Interest Entity (VIE) as defined in Accounting Standards Codification (“ASC”) 810, Consolidation. Management has concluded that Gateway Green Townhomes and Encore Apartments do not meet the definition of a VIE.

Management has concluded that Gateway Green Townhomes and Encore Apartments have sufficient equity investments at risk, the investors at risk have the characteristics of a controlling financial interest, are structured with disproportionate voting rights, and substantially all of the activities are not conducted on behalf of investors with disproportionately few voting rights.

For the years ended December 31, 2025, and 2024, the Company incurred approximately $30,928, and $121,115, respectively, in payroll expenses with Norhart Inc, a related party. During the same period, the Company also incurred approximately $0, and $13,093, respectively, in payroll expenses with Norhart Architecture LLC, a related party. Finally, for the years ended December 31, 2025 and 2024, the Company incurred approximately $2,115 and $224,351, respectively, in payroll expenses with Norhart Innovations, a related party. The outstanding amounts owed are unsecured, non-interest bearing, and due on demand.

NOTE 4: COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be involved in litigation that it considers to be in the normal course of business. While the ultimate outcome of proceedings against the Company cannot be predicted with certainty, management does not expect these matters will have a materially, adverse effect on the financial position or results of operations of the Company.

NOTE 5: SEGMENT REPORTING

ASC Topic 280 “Segment Reporting” establishes standards for companies to report in their financial statement information about operating segments, services, geographic area, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the CODM, or group in deciding how to allocate resources and assess performance. The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company has only one operating segment. The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss reported on the statements of operations. The key measures of segment profit or loss reviewed by the CODM are investment income and operating expenses, as reported on the statements of operations. Investment income and operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure that enough capital is available to maintain and enforce all contractual agreements. The measure of segment assets is the total assets as reported on the balance sheets. The accounting policies of this segment are the same as those described in the significant accounting policies in Note 1.

NOTE 6: SUBSEQUENT EVENTS

The financial statements and related disclosures include evaluation of events up through and including April 24, 2026, which is the date the financial statements were available to be issued.

ITEM 8. EXHIBITS
Index to Exhibits

Exhibit Number	Exhibit Description
2.1	Norhart Invest LLC Articles of Organization (incorporated by reference to Exhibit 2.1 of the Company’s Offering Circular on Form 1-A dated June 29, 2023 and qualified on June 30, 2023)
2.2	Norhart Invest LLC Operating Agreement (incorporated by reference to Exhibit 2.2 of the Company’s Offering Circular on Form 1-A dated June 29, 2023 and qualified on June 30, 2023)
3.1	Form of Promissory Note (incorporated by reference to Exhibit 3.1 of the Company’s Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023)
4.1	Form of Promissory Note Purchase Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Amended and Restated Offering Circular on Form 1-A POS dated November 24, 2023 and qualified on November 29, 2023)
6.1	Operating Agreement of Gateway Green Townhomes LLC, dated as of December 8, 2023 (incorporated by reference to Exhibit 6.1 of the Company’s Current Report on Form 1-U dated December 14, 2023)
6.2	Operating Agreement of Encore Apartments LLC, dated as of January 17, 2025 (incorporated by reference to Exhibit 6.2 of the Company’s Annual Report on Form 1-K filed April 17, 2025)
11.1*	Consent of Cherry Bekaert LLP

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of Minneapolis, Minnesota, on April 24, 2026.

NORHART INVEST LLC

By:	/s/ Michael S. Kaeding
Michael S. Kaeding, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Mr. Kaeding and Ms. Kaeding comprise all of the members of the Company’s Board of Directors.

Name and Signature	Title	Date

/s/ Michael S. Kaeding	Chief Executive Officer & Director	April 24, 2026
Michael S. Kaeding

/s/ Alyssa C. Kaeding	Director	April 24, 2026
Alyssa C. Kaeding

/s/ Timothy Libertini	Chief Financial & Accounting Officer	April 24, 2026
Timothy Libertini